Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

September 30, 2013

MEDIA CONTACT: Tom Fitzgerald

703-903-2476

INVESTOR CONTACT: Robin Phillips

571-382-4732

FREDDIE MAC NAMES JAMES G. MACKEY

EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER

MCLEAN, VA— Freddie Mac (OTCQB: FMCC) today announced that James G. Mackey is joining the company as Executive Vice President and Chief Financial Officer. Mackey will report to Freddie Mac CEO Donald H. Layton.

Mackey, age 46, will be joining Freddie Mac the week of November 11 from his most recent leadership position as Executive Vice President and Chief Financial Officer of Ally Financial, an auto finance and direct banking financial services company. As CFO, Mackey led a team of 1,000 finance staff with responsibility for the oversight of the company’s financial analysis, controls and reporting, accounting, business planning and investor relations.

Upon Mackey’s arrival, current Freddie Mac Executive Vice President and CFO Ross J. Kari will proceed with his previously announced plans to retire from the company.

“The Board of Directors and I are very pleased that Jim is joining Freddie Mac as CFO at a crucial time in the company’s life. Jim brings an impressive track record of success in helping a company deal with significant change, including a situation somewhat similar to the conservatorship under which we now operate. This will prove extremely valuable to Freddie Mac as we work to succeed both while in conservatorship and in the future,” said Layton.

Prior to joining Ally in 2009, Mackey served as CFO for the Corporate Investments, Corporate Treasury and Private Equity divisions at Bank of America. Earlier in his tenure at Bank of America, he held a variety of roles within the company, including serving as managing director within the Global Structured Products Group. Mackey began his career in 1992 at PricewaterhouseCoopers LLP, a Big Four audit, tax and advisory firm, including serving as a manager in the Financial Institutions Practice Group.

Mackey holds a bachelor’s degree in business administration and a master’s degree in accounting from the University of North Carolina at Chapel Hill.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Today Freddie Mac is making home possible for one in four home borrowers and is one of the largest sources of financing for multifamily housing. www.FreddieMac.com. Twitter: @FreddieMac

###